Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2017 FISCAL THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—July 31, 2017. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $2.4 million, or $1.04 per diluted common share, for the quarter ended June 30, 2017 compared to net income and net income available to common shareholders of $2.2 million, or $0.97 per diluted common share, for the quarter ended June 30, 2016.

On July 21, 2017, the Company announced that a definitive agreement had been executed with The First National Bank of Odon (“FNBO”) providing for the acquisition of FNBO by the Company through a merger of FNBO with and into the Bank. The all-cash transaction is valued at approximately $10.6 million, subject to adjustment, and is subject to approval of FNBO’s shareholders and regulatory approval. The transaction is expected to close in the fourth calendar quarter of 2017.

Net interest income increased $1.2 million for the quarter ended June 30, 2017 as compared to the same period in 2016. Interest income increased $1.2 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $96.8 million, from $703.5 million for 2016 to $800.3 million for 2017, and an increase in the average tax-equivalent yield, from 4.41% for 2016 to 4.54% for 2017. Interest expense increased $17,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $59.9 million, from $603.4 million for 2016 to $663.3 million for 2017, which more than offset a decrease in the average cost of interest-bearing liabilities, from 0.74% for 2016 to 0.68% for 2017.

The Company recognized $321,000 in provision for loan losses for the quarter ended June 30, 2017, due primarily to growth in the commercial real estate loan portfolio, as compared to $303,000 of provision for loan losses recognized for the quarter ended June 30, 2016. The loan portfolio increased $15.6 million during 2017 quarter as compared to an increase of $15.8 million during the 2016 quarter. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, increased $537,000, from $3.9 million at September 30, 2016 to $4.4 million at June 30, 2017. The Company recognized net charge-offs of $44,000 for the 2017 quarter as compared to net charge-offs of $85,000 for the 2016 quarter.

Noninterest income increased $4.7 million for the quarter ended June 30, 2017 as compared to the same period in 2016. The increase was due primarily to a $4.3 million impairment loss on a historic tax credit investment during the 2016 quarter that was not repeated in 2017 as well as an increase in net gain on sales of loans guaranteed by the U.S. Small Business Administration (“SBA”) of $515,000. The aforementioned increases in noninterest income were offset by decreases in real estate lease income and net gain on trading account securities of $170,000 and $101,000, respectively. The decrease in real estate lease income was due to the sale of the Company’s commercial real estate development in September 2016.

Noninterest expense increased $715,000 for the quarter ended June 30, 2017 as compared to the same period in 2016 primarily due to an increase in compensation and benefits of $622,000, which more than offset a decrease in data processing of $113,000. The increase in compensation and benefits was attributable to the addition of new employees to support the Company’s SBA lending activities as well as normal salary and benefits increases. The decrease in data processing was primarily due to new contracts signed in 2017, which resulted in a decrease in monthly processing fees.

The Company recognized income tax expense of $586,000 for the quarter ended June 30, 2017, for an effective tax rate of 19.3%, as compared to income tax benefit of $4.4 million for the same period in 2016. The tax benefit for the 2016 quarter was due to the recognition of $4.8 million in historic tax credits during the period.

Results of Operations for the Nine Months Ended June 30, 2017 and 2016

The Company reported net income and net income available to common shareholders of $7.0 million, or $2.98 per diluted common share, for the nine month period ended June 30, 2017 compared to net income of $5.1 million and net income available to common shareholders of $5.0 million, or $2.19 per diluted common share, for the nine month period ended June 30, 2016.

Net interest income increased $3.1 million for the nine months ended June 30, 2017 as compared to the same period in 2016. Interest income increased $3.2 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $83.4 million, from $688.8 million for 2016 to $772.2 million for 2017, and an increase in the average tax-equivalent yield, from 4.38% for 2016 to 4.50% for 2017. Interest expense increased $75,000 due to an increase in the average balance of interest-bearing liabilities of $59.8 million, from $583.5 million for 2016 to $643.3 million for 2017, which more than offset a decrease in the average cost of interest-bearing liabilities, from 0.71% for 2016 to 0.66% for 2017.

The Company recognized $1.0 million in provision for loan losses for the nine months ended June 30, 2017, due primarily to growth in the loan portfolio, as compared to $428,000 of provision for loan losses recognized for the same period in 2016. The loan portfolio increased $46.7 million for the nine months ended June 30, 2017 as compared to an increase of $37.4 million for the same period in 2016. The Company recognized net charge-offs of $129,000 for the nine months ended June 30, 2017 as compared to net charge-offs of $83,000 for the same period in 2016.

Noninterest income increased $5.7 million for the nine months ended June 30, 2017 as compared to the same period in 2016. The increase was due primarily to a $4.3 million impairment loss on a historic tax credit investment during the 2016 period as compared to $226,000 in 2017. Additionally, the Company recognized net gains on sales of SBA loans of $2.7 million in 2017 as compared to $513,000 in 2016. The increases in noninterest income described above were partially offset by decreases in the net gain on trading account securities and real estate lease income of $600,000 and $496,000, respectively. The decrease in net gain on trading account securities was due to market volatility in the municipal bond sector during the nine months ended June 30, 2017. The decrease in real estate lease income was due to the sale of the Company’s commercial real estate development in September 2016.

Noninterest expense increased $1.2 million for the nine months ended June 30, 2017 as compared to the same period in 2016. The increase was due primarily to increases in compensation and benefits of $1.5 million, which more than offset decreases in net (gain) loss on other real estate owned and data processing of $182,000 and $178,000, respectively. The increase in compensation and benefits expense was attributable to the addition of new employees to support the Company’s SBA lending activities as well as normal salary and benefits increases. The decrease in (gain) loss on other real estate owned was due primarily to the recognition of previously deferred gains for properties sold and financed by the Company. The decrease in data processing was primarily due to new contracts signed in 2017, which resulted in a decrease in monthly processing fees.

The Company recognized income tax expense of $1.7 million for the nine-months ended June 30, 2017, for an effective tax rate of 19.4%, as compared to income tax benefit of $3.5 million, for the same period in 2016. The tax benefit for the 2016 period was due to the recognition of $4.8 million in historic tax credits during the period.

Comparison of Financial Condition at June 30, 2017 and September 30, 2016

Total assets increased $77.6 million, from $796.5 million at September 30, 2016 to $874.1 million at June 30, 2017. Net loans increased $46.2 million, due primarily to continued growth in the commercial real estate loan portfolio. Total deposits increased $94.4 million due primarily to increases in noninterest-bearing deposit and interest-bearing deposit accounts of $15.7 million and $78.7 million, respectively. The increase in interest-bearing deposits was due primarily to an increase in cash management accounts.

Stockholders’ equity increased $4.7 million, from $86.6 million at September 30, 2016 to $91.3 million at June 30, 2017, due to net income, less dividends, of $6.1 million partially offset by a decrease of $1.5 million in accumulated other comprehensive income. At June 30, 2017, the Company and Bank were considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
OPERATING DATA:	2017	2016	2017	2016
(In thousands, except share and per share data)

Total interest income	$8,664	$7,422	$24,894	$21,695
Total interest expense	1,132	1,115	3,186	3,111

Net interest income	7,532	6,307	21,708	18,584
Provision for loan losses	321	303	1,002	428

Net interest income after provision for loan losses	7,211	6,004	20,706	18,156

Total noninterest income	2,123	(2,576)	5,859	130
Total noninterest expense	6,305	5,590	17,911	16,714

Income (loss) before income taxes	3,029	(2,162)	8,654	1,572
Income tax expense (benefit)	586	(4,389)	1,680	(3,533)

Net Income	$2,443	$2,227	$6,974	$5,105

Less: Preferred stock dividends declared	-	-	-	(62)

Net Income available to common shareholders	$2,443	$2,227	$6,974	$5,043

Net Income per share, basic	$1.10	$1.01	$3.15	$2.30
Weighted average common shares outstanding, basic	2,225,189	2,204,787	2,217,033	2,197,101

Net Income per share, diluted	$1.04	$0.97	$2.98	$2.19
Weighted average common shares outstanding, diluted	2,351,739	2,306,029	2,340,688	2,300,834

Performance ratios (three and nine month data annualized):
Return on average assets	1.14%	1.15%	1.12%	0.90%
Return on average equity	11.01%	10.87%	10.70%	7.69%
Return on average common stockholders' equity	11.01%	10.87%	10.70%	8.49%
Interest rate spread	3.86%	3.67%	3.84%	3.67%
Net interest margin	3.97%	3.78%	3.95%	3.78%
Efficiency ratio (1)	65.30%	69.53%	64.44%	72.60%

	June 30,	September 30,	Increase
FINANCIAL CONDITION DATA:	2017	2016	(Decrease)
(Dollars in thousands, except per share data)

Total assets	$874,082	$796,516	$77,566
Cash and cash equivalents	41,090	29,342	11,748
Investment securities	186,793	186,914	(121)
Gross loans	572,766	525,733	47,033
Allowance for loan losses	7,995	7,122	873
Interest earning assets	816,189	738,925	77,264
Goodwill	7,936	7,936	-
Core deposit intangibles	779	1,037	(258)
Deposits	673,900	579,467	94,433
FHLB borrowings	100,000	121,633	(21,633)
Total liabilities	782,763	709,936	72,827
Stockholders' equity	91,319	86,580	4,739

Book value per common share	$40.72	$39.27	$1.45
Tangible book value per common share (1)	36.84	35.20	1.64

Non-performing assets:
Nonaccrual loans	$3,840	$3,875	$(35)
Accruing loans past due 90 days	594	22	572
Total non-performing loans	4,434	3,897	537
Foreclosed real estate	346	519	(173)
Total non-performing assets	$4,780	$4,416	$364

Troubled debt restructurings classified as performing loans	$6,921	$7,486	$(565)

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.40%	1.35%	0.04%
Allowance for loan losses as a percent of nonperforming loans	180.31%	182.76%	-2.44%
Nonperforming loans as a percent of total gross loans	0.77%	0.74%	0.03%
Nonperforming assets as a percent of total assets	0.55%	0.55%	-0.01%

(1)	See non-GAAP financial measures for additional information relating to calculation of this item

NON-GAAP FINANCIAL MEASURES:

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's performance.  The Company believes the financial measures presented below are important because of their widespread use by investors as a means to evaluate capital adequacy and earnings.  The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Efficiency Ratio	2017	2016	2017	2016
(Dollars in thousands, except per share data)
Noninterest expense	$6,305	$5,590	$17,911	$16,714

Net interest income	7,532	6,307	21,708	18,584

Noninterest income	2,123	(2,576)	5,859	130
Less: Loss on tax credit investment	-	4,309	226	4,309
Noninterest income less loss loss on tax credit investment	$2,123	$1,733	$6,085	$4,439
Efficiency ratio	65.30%	69.53%	64.44%	72.60%

	June 30,	September 30,
Tangible Book Value Per Common Share:	2017	2016

Total common stockholders' equity	$91,319	$86,580
Less: goodwill and core deposit intangibles	(8,715)	(8,973)
Tangible common equity	82,604	77,607

Common shares outstanding	2,242,454	2,204,787

Tangible book value per common share	$36.84	$35.20